CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” and to the incorporation by reference of our report dated October 28, 2013 for Nuveen Concentrated Core Fund, Nuveen Core Dividend Fund, Nuveen Equity Market Neutral Fund, Nuveen Large Cap Core Fund, Nuveen Large Cap Core Plus Fund, and Nuveen Large Cap Growth Fund (six of the funds constituting the Nuveen Investment Trust) in the Registration Statement (Form N1-A) and related Prospectus and Statement of Additional Information of Nuveen Investment Trust filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 96 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-03715).

/s/ ERNST & YOUNG LLP

Chicago, Illinois

December 23, 2013